UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Hines Global REIT, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

We are filing this amendment to our definitive proxy statement to update information concerning the retainers payable to each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Chairpersons in the original definitive proxy statement we filed with the Securities and Exchange Commission on April 29, 2013. No other changes have been made to the original definitive proxy statement. We will print and distribute to our stockholders this revised definitive proxy statement in lieu of the original definitive proxy statement.

Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held September 20, 2013

To the stockholders of Hines Global REIT, Inc.:

I am pleased to invite our stockholders to the annual meeting of stockholders of Hines Global REIT, Inc. The annual meeting will be held at the Uptown Room, located on the 2nd floor of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056 at 9:00 a.m., local time, on September 20, 2013. At the meeting, you will be asked to:

•	elect seven directors for one-year terms expiring in 2014;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•
approve an amendment to our articles of amendment and restatement of our articles of incorporation (the “Charter”) to provide for the retention of records and obtaining insurance in connection with our investments in mortgages;

•	approve an amendment to our Charter to remove the limitation relating to access to our stockholder list in connection with a mini-tender or tender offer;

•	approve an amendment to our Charter to eliminate the Company's ability to redeem securities held and obtained by persons or entities (“Persons”) who make a non-compliant tender offer; and

•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors has fixed the close of business on June 24, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only record holders of common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting.

For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact: Hines Global REIT, Inc., Attention: Ryan T. Sims, Chief Financial Officer and Secretary, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 (telephone: (888) 220-6121).

Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the meeting. If you do not attend the meeting and vote in person, you may vote your shares by using a toll-free telephone number or the Internet. Instructions for using these convenient services are provided on the enclosed proxy card and in the attached proxy statement. If you prefer, you may vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations.

You are cordially invited to attend the annual meeting.

Your vote is important.

By Order of the Board of Directors,

Jeffrey C. Hines
Chairman
Houston, Texas
April 29, 2013

Proxy Statement

TABLE OF CONTENTS

INTRODUCTION	1
INFORMATION ABOUT THE MEETING AND VOTING	2
PROPOSAL ONE: ELECTION OF DIRECTORS	5
General	5
Nominees for the Board of Directors	6
CORPORATE GOVERNANCE	11
Audit Committee	12
Nominating and Corporate Governance Committee	13
Conflicts Committee	14
Compensation Committee	14
Code of Business Conduct and Ethics	14
Compensation Committee Interlocks and Insider Participation	14
Board Leadership Structure and Role in Risk Oversight	15
DIRECTOR COMPENSATION	15
EXECUTIVE OFFICERS	16
EXECUTIVE COMPENSATION	19
STOCK OWNERSHIP BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS	20
Ownership	20
Section 16(a) Beneficial Ownership Reporting Compliance	21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	21
Our Advisor	21
The Dealer Manager	23
Hines	23
Ownership Interests	25
Policies and Procedures for Review of Related Party Transactions	25
PROPOSAL TWO: RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	26
Fees	26
Pre-approval Policies and Procedures	26
AUDIT COMMITTEE REPORT	27
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
PROPOSAL THREE: CHARTER AMENDMENT TO PROVIDE FOR THE RETENTION OF RECORDS AND OBTAINING INSURANCE IN CONNECTION WITH OUR INVESTMENTS IN MORTGAGES	27
PROPOSAL FOUR: CHARTER AMENDMENT TO REMOVE THE LIMITATION RELATING TO ACCESS TO OUR STOCKHOLDER LIST IN CONNECTION WITH A MINI-TENDER OR TENDER OFFER	28
PROPOSAL FIVE: CHARTER AMENDMENT TO ELIMINATE THE COMPANY'S ABILITY TO REDEEM SECURITIES HELD AND OBTAINED BY PERSONS WHO MAKE A NON-COMPLIANT TENDER OFFER	28
OTHER MATTERS PRESENTED FOR ACTION AT THE 2013 ANNUAL MEETING	29
STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING	30
ANNEX A	31

Hines Global REIT, Inc.
2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118

PROXY STATEMENT

INTRODUCTION

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of Hines Global REIT, Inc. (which we refer to in this proxy statement as “Hines Global” or the “Company”) for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to “we,” “us,” “our” or like terms also refer to the Company. The mailing address of our principal executive offices is 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. We expect to mail this proxy statement and the accompanying proxy to our stockholders on or about June 24, 2013. Our 2012 Annual Report to Stockholders was mailed on or about April 30, 2013.

Important Notice Regarding Availability of Proxy Materials

This proxy statement, the form of proxy card, our 2012 Annual Report to Stockholders and our annual report on Form 10-K for the year ended December 31, 2012, are available in the SEC Filings section of our website at www.hinessecurities.com/hines-global-reit/sec-filings/. Stockholders may also obtain a copy of these materials by writing to Hines Global, Attention: Ryan T. Sims, Chief Financial Officer and Secretary. Upon payment of a reasonable fee, stockholders may also obtain a copy of the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012.

INFORMATION ABOUT THE MEETING AND VOTING

What is the date of the annual meeting and where will it be held?

Our 2013 annual meeting of stockholders will be held on September 20, 2013, at 9:00 a.m., local time. The meeting will be held at Uptown Room, located on the 2nd floor of Williams Tower, 2800 Post Oak Boulevard, Houston, Texas 77056.

What will I be voting on at the meeting?

At the meeting, you will be asked to:

•	elect seven directors for one-year terms expiring in 2014;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm;

•	approve an amendment to our Charter to provide for the retention of records and obtaining insurance in connection with our investments in mortgages;

•	approve an amendment to our Charter to remove the limitation relating to access to our stockholder list in connection with a mini-tender or tender offer;

•	approve an amendment to our Charter to eliminate the Company's ability to redeem securities held and obtained by Persons who make a non-compliant tender offer; and

•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.

Our board of directors does not know of any matters that may be acted upon at the meeting other than the matters set forth in the first five bullets listed above.

Who can vote at the meeting?

The record date for the determination of holders of our common shares entitled to notice of and to vote at the meeting, or any adjournment or postponement of the meeting, is the close of business on June 24, 2013. Each holder of our common shares issued and outstanding as of the record date is entitled to vote at the meeting. As of April 12, 2013, 168.6 million shares of our common stock were outstanding.

How many votes do I have?

Each share has one vote on each matter considered at the meeting or any adjournment thereof. The enclosed proxy card shows the number of common shares you are entitled to vote.

How can I vote?

You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via the Internet at http://www.rtcoproxy.com/hines;

•	by telephone, by calling toll free 1-866-804-3323; or

•	by mail, by completing, signing, dating and returning your proxy card in the enclosed envelope.

For those stockholders with Internet access, we encourage you to vote via the Internet, a convenient means of voting that also provides cost savings to us. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting and the control number required to submit your vote via the Internet or by phone, see your proxy card enclosed with this proxy statement.

If your shares of common stock are held in an account by a bank, broker, or other nominee on your behalf, you may receive instructions from your bank, broker, or other nominee describing how to vote your shares.  A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the internet or telephone. This option is separate from that offered by Eagle Rock Proxy Advisors and should be reflected on the voting form from a bank or brokerage firm that accompanies this proxy statement. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by the Internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the annual meeting. If your shares are held in an account at a bank or brokerage firm on your behalf, we encourage you to give voting instructions to your bank or brokerage firm on all proposals being considered at the meeting.

You may also vote your shares at the meeting. If you attend the annual meeting, you may submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the annual meeting. To obtain directions to be able to attend the meeting and vote in person, contact Hines Global Investor Relations at (888) 220-6121.

How will proxies be voted?

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If the enclosed proxy card is signed and returned without any directions given, the shares will be voted “for” election of the nominees for director named in the proxy, “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm and “for” the approval of each of the amendments to the Charter.

The board of directors does not intend to present, and has no information indicating that others will present, any business at the annual meeting other than as set forth in the attached Notice of Annual Meeting of Stockholders. However, if other matters requiring the vote of our stockholders come before the meeting, it is the intention of the persons named in the accompanying proxy card to vote the proxies held by them in accordance with their discretion on such matters.

How can I change my vote or revoke a proxy?

You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (either in the mail, or by telephone or the Internet), by attending the meeting and voting in person or by written notice to us addressed to: Hines Global, Attention: Ryan T. Sims, Chief Financial Officer and Secretary, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. No written revocation shall be effective, however, unless and until it is received by us at or prior to the meeting.

What if I return my proxy but do not mark it to show how I am voting?

If your proxy card is signed and returned without specifying your choices, your shares will be voted as recommended by the board of directors.

What are the board's recommendations?

The board of directors recommends that you vote “for” Proposals 1, 2, 3, 4 and 5.

What vote is required to approve each proposal?

Election of Directors. There is no cumulative voting in the election of our directors. Each director is elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares not voted (whether by abstention, withholding authority or broker non-vote) will have the effect of votes against the election of nominees to our board of directors.

Ratification of Appointment of Independent Auditors. This proposal requires the affirmative vote of a majority of the votes cast at the meeting. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Charter Amendment Relating to Mortgage Investments. This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

Charter Amendment Relating to Stockholder Access. This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

Charter Amendment Relating to Tender Offers. This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

What constitutes a “quorum”?

The presence at the meeting, in person or represented by proxy, of the holders of a majority (greater than 50 percent) of the shares of our common stock entitled to vote at the meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Will you incur expenses in soliciting proxies?

We will bear all costs associated with soliciting proxies for the meeting. Solicitations may be made on behalf of our board of directors by mail, personal interview, telephone or other electronic means by our officers and other employees of Hines Global REIT Advisors LP (our “Advisor”), who will receive no additional compensation. We have retained Eagle Rock Proxy Advisors to aid in the solicitation of proxies. We will pay Eagle Rock Proxy Advisors a fee of approximately $5,000 in addition to variable costs related to the solicitation of proxies as well as reimbursement of its out-of-pocket expenses. We will request banks, brokers, custodians, nominees, fiduciaries and other record holders to forward copies of this proxy statement to people on whose behalf they hold shares of common stock and to request authority for the exercise of proxies by the record holders on behalf of those people. In compliance with the regulations of the Securities and Exchange Commission (the “SEC”), we will reimburse such persons for reasonable expenses incurred by them in forwarding proxy materials to the beneficial owners of our common stock.

What does it mean if I receive more than one proxy card?

Some of your shares may be registered differently or held in different accounts. You should vote each of your accounts by telephone, the Internet or mail. If you mail proxy cards, please sign, date and return each proxy card to guarantee that all of your shares are voted. If you hold your shares in registered form and wish to combine your stockholder accounts in the future, you should contact Hines Global REIT Investor Relations at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 or call us at (888) 220-6121. Combining accounts reduces excess printing and mailing costs, resulting in cost savings to us that benefit you as a stockholder.

What if I receive only one set of proxy materials although there are multiple stockholders at my address?

The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders. The rule allows us to, with the consent of affected stockholders, send a single set of any annual report, proxy statement, proxy statement combined with a prospectus or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents for this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Hines Global REIT Investor Relations at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118 or call us at (888) 220-6121. Likewise, if your household currently receives multiple copies of disclosure documents and you would like to receive one set, please contact Hines Global Investor Relations.

How do I submit a stockholder proposal for next year's annual meeting or proxy materials, and what is the deadline for submitting a proposal?

Pursuant to our bylaws, in order for a stockholder proposal to be properly submitted for presentation at our 2014 annual meeting, we must receive written notice of the proposal at our executive offices during the period beginning on February 24, 2014 and ending on March 26, 2014. In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), if you wish to present a proposal for inclusion in the proxy material for next year's annual meeting, we must receive written notice of your proposal at our executive offices no later than February 24, 2014. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Hines Global, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary. For additional information, see the section in this proxy statement captioned “Stockholder Proposals for the 2014 Annual Meeting.”

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Our board of directors ultimately is responsible for the management and control of our business and operations. We have no employees and have retained our Advisor to manage our day-to-day operations, including the acquisition of our properties. The Advisor is an affiliate of our sponsor, Hines Interests Limited Partnership (“Hines”). Our board of directors, especially our independent directors, is responsible for monitoring and supervising our Advisor's conduct of our day-to-day operations.

Our Charter and bylaws provide for a board of directors with no fewer than three and no more than ten directors, a majority of whom must be independent. An “independent director” is defined under our Charter and means a person who is not, and within the last two years has not been, directly or indirectly associated with Hines or our Advisor by virtue of:

•	ownership of an interest in Hines, our Advisor or their affiliates, other than the Company or any affiliate with securities registered under the Exchange Act;

•
employment by (or service as an officer, trust manager or director of) Hines, our Advisor or their affiliates, other than service as a director for us or any affiliate with securities registered under the Exchange Act;

•	performance of services, other than as a director, for us or any affiliate with securities registered under the Exchange Act;

•	service as a director, trust manager or trustee of more than three real estate investment trusts advised by our Advisor or Hines; or

•	maintenance of a material business or professional relationship with Hines, our Advisor or any of their affiliates.

An independent director cannot be associated with us, Hines or our Advisor as set forth above either directly or indirectly. An indirect relationship includes circumstances in which a director's spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law, is or has been associated with us, Hines, our Advisor, or their affiliates.

A business or professional relationship is considered material if the gross revenue derived by the director from our Advisor or Hines and their affiliates exceeds five percent of either the director's annual gross revenue during either of the last two years or the director's net worth on a fair market value basis.

In addition, our independent directors must meet the independence requirements specified below under “Corporate Governance.”

We currently have seven directors, four of whom are independent. Generally, directors are elected annually by our stockholders, and there is no limit on the number of times a director may be elected to office. Each director serves until the next annual meeting of stockholders or (if longer) until his or her successor has been duly elected and qualifies.

During 2012, our board of directors held 33 meetings. No director attended fewer than 85 percent of the aggregate of all meetings held during 2012 by our board and by board committees on which he served. Our board of directors has adopted a policy that each director is expected to attend annual meetings of stockholders when possible. We anticipate that all of our directors will attend our 2013 annual meeting of stockholders.

Nominees for the Board of Directors

The proxy holders named on the proxy card intend to vote for the election of the seven nominees listed below. The board of directors has selected these nominees on the recommendation of the board's Nominating and Corporate Governance Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card or, if you are voting by telephone or the Internet, follow the instructions provided when you vote. Directors will be elected by the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy at the meeting. Any shares not voted by abstention, withholding authority or broker non-vote will have the effect of votes against the election of nominees to our board of directors.

If, by the time of the meeting, one or more of the nominees should become unable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Nominating and Corporate Governance Committee. No proxy will be voted for a greater number of persons than the number of nominees described in this proxy statement.

The following individuals are the seven nominees for our board of directors:

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Jeffrey C. Hines	58	2008
Mr. Hines joined Hines in 1982. Mr. Hines serves as the Chairman of our Board of Directors and Chairman of the managers of the general partner of our Advisor. Mr. Hines has also been the Chairman of the board of directors of Hines Real Estate Investment Trust, Inc. (“Hines REIT”), Chairman of the managers of the general partner of the advisor to Hines REIT and a member of the management board of the Hines US Core Office Fund LP (the “Core Fund”) since August 2003. He is also the co-owner and President and Chief Executive Officer of the general partner of Hines and is a member of Hines' Executive Committee. He became President of the general partner of Hines in 1990 and Chief Executive Officer of the general partner of Hines in January 2008 and has overseen a major expansion of the firm's personnel, financial resources, domestic and foreign market penetration, products and services. He directed development of the firm's first $846 million Emerging Markets Fund that provided start-up capital for projects in emerging international markets. He has been a major participant in the development of the Hines domestic and international acquisition program and currently oversees a portfolio of 239 projects valued at approximately $24.3 billion. Over the past ten years, Hines has sponsored funds which acquired or developed $20.8 billion in real estate, $7.1 billion of which related to properties outside of the United States. Mr. Hines graduated from Williams College with a B.A. in Economics and received his M.B.A. from the Harvard Business School.

We believe that Mr. Hines' career, spanning more than 30 years in the commercial real estate industry, including his service as Chairman of the board of directors of Hines REIT, his leadership of Hines, his participation in Hines' international acquisition program and the depth of his knowledge of Hines and its affiliates, provide him with the business expertise and leadership experience necessary to serve as Chairman of our board of directors.

Colin P. Shepherd	53	2012
Mr. Shepherd joined Hines in 1982. Mr. Shepherd was elected to our board of directors in September 2012 and is currently Chairman of Hines' Investments and Performance Committee and oversees the Investment Management and Research groups. He is a member of Hines' Executive Committee and investment committees. He served as a Senior Vice President of Hines from June 1994 to April 2012, where he had contributed to the development, acquisitions, operations, and transactions of more than 21 million square feet of commercial real estate in Los Angeles, Seattle, Salt Lake City, Orange County, San Diego, and Houston. He graduated from Massachusetts Institution of Technology with a B.S. in Civil Engineering and received his M.S. in Management from Massachusetts Institute of Technology.

We believe that Mr. Shepherd's significant experience in the commercial real estate industry, including his 30 year tenure at Hines and his vast knowledge of Hines' financial and investment policies, qualifies him to serve on our board of directors.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Charlie M. Baughn	58	2008
Mr. Baughn joined Hines in 1984. Mr. Baughn serves as a member of our board of directors and as a manager of the general partner of our Advisor. Mr. Baughn has also been a member of the board of directors of Hines REIT since April 2008 and a manager of the general partner of the advisor to Hines REIT since August 2003. Mr. Baughn also served as Chief Executive Officer of Hines REIT from August 2003 through April 1, 2008. He has served as the Chief Financial Officer of the general partner of Hines since 2012. In this role, he is responsible for overseeing Hines' operating business including central services, balance-sheet related activities and bank and other debt financing. Previously, he has also served as an Executive Vice President and CEO-Capital Markets Group of the general partner of Hines from April 2001 through 2012 and, as such, was responsible for overseeing Hines' capital markets group, which raises, places and manages equity and debt for Hines projects in the U.S. and internationally, Mr. Baughn is also a member of Hines' Executive Committee and the Chief Executive Officer and a director of our Dealer Manager. Mr. Baughn has also been a member of the management board of the Core Fund since 2003. During his tenure at Hines, he also has contributed to the development or redevelopment of over 9 million square feet of office and special use facilities in the southwestern United States. He graduated from the New York State College of Ceramics at Alfred University with a B.A. and received his M.B.A. from the University of Colorado. Mr. Baughn holds Series 7, 24 and 63 securities licenses.

We believe that the depth and breadth of Mr. Baughn's experience in the commercial real estate industry acquired during his 28 year career with Hines, including his familiarity with Hines' financial and investment policies and his experience overseeing the raising, placement and management of equity and debt for Hines' domestic and international projects, well qualifies him to serve on our board of directors.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Jack L. Farley	48	2009
Mr. Farley, an independent director since June 2009, is the President of Apex Compressed Air Energy Storage LLC, a company launched in early 2011 to develop, build, operate, and commercialize utility-scale compressed air energy storage assets. Prior to that he co-founded Liberty Green Renewables, LLC in July 2008 to pursue development, construction and operation of biomass-to-electricity generation projects in the Midwest and Southeast US. From 2003 to February 2008, Mr. Farley was Senior Vice President of Cinergy Corp., where he was responsible for the Power Trading and Marketing group. During his tenure, the group had approximately $30 billion of annual physical power sales and ranked in the top 15 in the US. Cinergy Corp. merged with Duke Energy (NYSE: DUK) in 2006. In October 2007, Fortis NV acquired Duke's trading operations as a strategic enhancement to its nascent US banking activities. Prior to joining Cinergy/Duke, Mr. Farley was President of the West Region at Reliant Resources, Inc., where he managed a $1.1 billion portfolio of power generation assets, and was responsible for the development and construction of two combined-cycle gas turbine projects with a total investment of approximately $750 million.

We believe Mr. Farley is well qualified to serve on our board of directors as a result of his extensive leadership experience and his understanding of the requirements of managing a public company, which he acquired during his tenure at Cinergy Corp. and Duke Energy. This experience along with Mr. Farley's Masters in Business Administration from The Wharton School and his involvement in the preparation of earnings statements and the compliance process for Sarbanes-Oxley requirements of public companies enable him to provide valuable insight to our board of directors and our Audit Committee, for which he serves as chairman.

Thomas L. Mitchell	53	2009
Mr. Mitchell, an independent director since June 2009, has been the Executive Vice President and Chief Financial Officer of Midstates Petroleum Company, Inc. (NYSE: MPO), formerly Midstates Petroleum Company LLC, an exploration and production company, since October 2011, and member of the Midstates board of directors since December 2011. From November 2006 to September 2011, he was the Senior Vice President, Chief Financial Officer, Treasurer and Controller of Noble Corporation (NYSE: NE), a publicly-held offshore drilling contractor for the oil and gas industry. From 1997 to November 2006, Mr. Mitchell served as Vice President and Controller of Apache Corporation (NYSE, NASDAQ: APA), a publicly-held oil and gas exploration, development and production company. From 1996 to 1997, he served as Chief Accounting Officer and Controller of Apache, and from 1989 to 1996 he served Apache in various positions including Director of Natural Gas Marketing and Assistant to the Vice President — Production. Prior to joining Apache, Mr. Mitchell spent seven years at Arthur Andersen & Co., an independent public accounting firm, where he practiced as a Certified Public Accountant, managing clients in the oil and gas, banking, manufacturing and government contracting industries. Mr. Mitchell graduated from Bob Jones University with a B.S. in Accounting.

We believe Mr. Mitchell's significant leadership experience at two public companies makes him well qualified to serve as one of our directors. In addition, through his previous experience in public accounting, Mr. Mitchell is able to provide valuable insight with respect to financial reporting processes and our system of internal controls.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
John S. Moody	64	2009
Mr. Moody, an independent director since June 2009, has been President of Parkside Capital, LLC in Houston since January 2006. Parkside Capital, LLC is the general partner and manager of Parkside Capital Land Fund, LTD., a Texas real estate private equity firm which invests in raw land in high growth markets in Texas. From January 2004 to December 2005, Mr. Moody was the President and Chief Executive Officer of HRO Asset Management, LLC, a real estate advisory business headquartered in New York City, where he oversaw the acquisition of $850 million of real estate assets. From September 2001 to December 2003, he was the President of Marsh & McLennan Real Estate Advisors, Inc., where he developed the real estate strategy for the Marsh & McLennan Companies, including directing the execution of all real estate leases, projects and transactions. Mr. Moody was also the President and Chief Executive Officer of Cornerstone Properties, Inc., a publicly-held equity REIT which acquired, developed and operated large scale Class A office buildings in major metropolitan markets throughout the US. During his tenure at Cornerstone, assets grew from $500 million to $4.8 billion. From 1991 to 1995, Mr. Moody was the President and Chief Executive Officer of Deutsche Bank Realty Advisors, Inc., where he oversaw a $2 billion equity and debt portfolio. Mr. Moody has been a member of the Board of Directors of Huron Consulting Group (NASDAQ: HURN), a publicly-held integrated strategic services provider since October 2005. Since September 2006, he has been a member of the Board of Directors of Potlatch Corporation (NYSE: PCH), a publicly-held REIT with approximately 1.6 million acres of forestland. He became the Vice Chairman of the Board of Directors of Potlatch in January 2009. Mr. Moody was a member of the Board of Directors and Chairman of the Compensation Committee of CRIIMI MAE, Inc., a publicly-held REIT, from January 2004 to January 2006. He was also a member of the Board of Directors and Chairman of the Compensation Committee of Keystone Property Trust, a publicly-held REIT, from 2001 to 2004. Mr. Moody was a member of the Board of Directors of Equity Office Properties, a publicly-held REIT, from 2001 to 2004. Mr. Moody graduated from Stanford University with a B.S. and received his J.D. with honors from the University of Texas.

We believe that Mr. Moody's significant experience in the commercial real estate industry makes him well qualified to serve as one of our directors. Drawing on this experience, Mr. Moody is able to provide valuable insight regarding our investment strategies, internal controls and financial risk exposures. In addition, through his experience serving on the boards of several public companies, Mr. Moody is well-versed in the requirements of serving on a public company board.

Name	Age	Year First Elected	Business Experience and Principal Occupation; Directorships in Public Corporations and Investment Companies
Peter Shaper	47	2009
Mr. Shaper, an independent director since June 2009, has been the Chairman and Chief Executive Officer of Greenwell Energy Solutions, an independent specialty chemical supplier to the upstream oil and gas industry, since 2012. Additionally, he is also a founding partner of Genesis Park LP, a Houston-based private equity firm which was founded in 2000 and primarily focuses on buyouts, partnering strategies with public corporations and growth financing bringing each company capital, commercial execution capabilities and a depth of experience in mergers and acquisitions. Mr. Shaper also was the Chief Executive Officer of Harris CapRock Communications, Inc., a global provider of broadband communications to remote locations via satellite with revenues of over $600 million from 2002 through June 2011, when he resigned. From 1998 to 2000, Mr. Shaper was the president of Donnelley Marketing, a Division of First Data Corporation, where he was directly responsible for the turnaround and eventual sale of the $100 million revenue database marketing company to a strategic buyer. In 1996, Mr. Shaper helped found the Information Management Group, or IMG, as its Executive Vice President of Operations and Chief Financial Officer. IMG grew to over $600 million in revenue during Mr. Shaper's tenure. Prior to joining IMG, Mr. Shaper was with a Dallas-based private equity firm where he was responsible for investments in numerous technology-oriented companies, as well as assisting those companies with developing long-term strategies and financial structures. Mr. Shaper also has several years experience with the international consulting firm McKinsey & Company. Mr. Shaper graduated from Stanford University with a B.S. in industrial engineering and received his M.B.A. from Harvard Business School.

We believe Mr. Shaper's significant experience as a senior executive officer of sophisticated companies such as Greenwell Energy Solutions, Harris CapRock Communications, Genesis Park and Donnelley Marketing/First Data, as well as his experience founding and leading IMG, make him well qualified to serve on our board of directors.

Our board of directors unanimously recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

The four standing committees of our board of directors are: the Audit Committee, the Conflicts Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. You may obtain copies of the charters for all of our board committees from our website at www.hinessecurities.com/hines-global-reit/corporate-governance/. Each committee has four members and is composed entirely of our four independent directors. Currently, Mr. Moody serves as chairman of the Conflicts Committee, Mr. Farley serves as chairman of the Audit Committee, Mr. Shaper serves as chairman of the Compensation Committee and Mr. Mitchell serves as chairman of the Nominating and Corporate Governance Committee.

Our board of directors has determined that each of our independent directors is independent within the meaning of the applicable (i) provisions set forth in our Charter, and (ii) requirements set forth in the Exchange Act and the applicable SEC rules, and (iii) although our shares are not listed on the New York Stock Exchange (the “NYSE”), under the independence rules set forth in the NYSE Listed Company Manual. Our board applied the NYSE rules governing independence as part of its policy of maintaining strong corporate governance practices. To be considered independent under the NYSE rules, the board of directors must determine that a director does not have a material relationship with us and/or our consolidated subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including Hines and its affiliates). Under the NYSE rules, a director will not be independent if:

•	the director is, or has been within the last three years, an employee of us or Hines;

•	an immediate family member of the director is, or has been within the last three years, an executive officer of us or Hines;

•
the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or Hines, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•
the director is a current partner or employee of a firm that is our or Hines' internal or external auditor, the director has an immediate family member who is a current partner of such a firm, the director has an immediate family member who is a current employee of such a firm and personally works on our or Hines' audit, or the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company's audit within that time;

•
the director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of our or Hines' present executive officers at the same time serves or served on that company's compensation committee; or

•
the director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, us or Hines for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues.

Interested parties may communicate matters they wish to raise with the directors by writing to Hines Global, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary. Mr. Sims will deliver all appropriate communications to the Nominating and Corporate Governance Committee of the board of directors, which will, in its discretion, deliver such communications (together with any recommendations) to the board of directors no later than the next regularly scheduled meeting of the board of directors.

Audit Committee

The Audit Committee, in performing its duties:

•	oversees the integrity of our financial statements and other financial information to be provided to our stockholders;

•	directly appoints, retains, compensates, evaluates and terminates the independent auditors;

•	reviews with the independent auditors the plans and results of the audit engagement;

•	approves professional services provided by our principal independent registered public accounting firm;

•	reviews the independence, performance and qualifications of our principal independent registered public accounting firm;

•	considers and approves the range of audit and non-audit fees;

•	reviews the adequacy of our systems of disclosure controls and internal controls over financial reporting; and

•	oversees our compliance with legal and regulatory requirements.

Our board of directors has determined that each member of our Audit Committee is independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the NYSE rules. In addition, our board of directors has determined that Jack L. Farley is an “audit committee financial expert” within the meaning of the applicable rules promulgated by the SEC. Unless otherwise determined by the board of directors, no member of the committee may serve as a member of the Audit Committee of more than two other public companies. During 2012, the Audit Committee held eight meetings. All of the members of this committee attended each meeting except one meeting which was attended by three of the four members.

The Audit Committee's report on our financial statements for the fiscal year ended December 31, 2012 is presented below under the heading “Audit Committee Report.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, in performing its duties:

•	assists our board of directors in identifying individuals qualified to become members of our board of directors;

•	recommends candidates to our board of directors to fill vacancies on the board and to stand for election by the stockholders at the annual meeting;

•	recommends committee assignments for directors to the full board;

•	periodically assesses the performance of our board of directors;

•	reviews and recommends appropriate corporate governance policies and procedures to our board of directors; and

•
reviews and reassesses the adequacy of and compliance with our Code of Business Conduct and Ethics for Senior Officers and Directors and recommends any proposed modifications to our board of directors for approval.

Our board of directors has determined that each member of our Nominating and Corporate Governance Committee is independent within the meaning of the applicable requirements set forth in or promulgated under the Exchange Act, as well as in the NYSE rules.

Among the criteria the committee uses in evaluating the suitability of individual nominees for our board (whether such nominations are made by management, a stockholder or otherwise), the committee considers each nominee's:

•	personal and professional integrity, experience and skills;

•	ability and willingness to devote the time and effort necessary to be an effective board member; and

•	commitment to acting in our best interests and the best interests of our stockholders.

The committee also gives consideration to the diversity of the board of directors in terms of having an appropriate mix of experience, education and skills, the requirements contained in our Charter and each nominee's ability to exercise independence of thought, objective perspective and mature judgment and understand our business operations and objectives. Moreover, as required by our Charter, a director other than the Independent Directors, must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire, and at least one of our independent directors must have at least three years of relevant real estate experience.

If the board of directors determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee considers whether it is advisable to retain a third-party search firm to identify candidates. During 2012, the committee paid no fees to third-parties to assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee also considers nominees timely submitted by stockholders under and in accordance with the provisions of our bylaws. (See “Stockholder Proposals for the 2014 Annual Meeting” below). A stockholder's notice must set forth specified information as to each person whom the stockholder proposes to nominate for election to the board, including all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, by Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serve as a director if elected). The Nominating and Corporate Governance Committee will consider all such nominees and will take into account all factors the committee determines are relevant, including the factors summarized above.

During 2012, the Nominating and Corporate Governance Committee held two meetings. All of the members of this committee attended each meeting.

Conflicts Committee

The Conflicts Committee reviews and approves specific matters that the board of directors believes may involve conflicts of interest to determine whether the resolution of the conflict of interest is fair and reasonable to us and our stockholders. The Conflicts Committee is responsible for reviewing and approving the terms of all transactions between us and Hines or its affiliates or any member of our board of directors, including (when applicable) the economic, structural and other terms of all acquisitions and dispositions and the annual renewal of the advisory agreement between us and our Advisor. The Conflicts Committee is also responsible for reviewing and approving each purchase or lease by us of property from an affiliate or purchase or lease by an affiliate from us. The Conflicts Committee is responsible for reviewing our Advisor's performance and the fees and expenses paid by us to our Advisor and any of its affiliates. The review of such fees and expenses is required to be performed with sufficient frequency, but at least annually, to determine that the expenses incurred are in the best interest of our stockholders. The Conflicts Committee is also responsible for reviewing Hines' performance as property manager of our directly owned properties.

During 2012, the Conflicts Committee held eight meetings. All of the members of this committee attended each meeting except three meetings which were attended by three out of the four members. The Conflicts Committee has reviewed our policies and reports that they are being followed by us and are in the best interests of our stockholders. Please read “Certain Relationships and Related Transactions - Policies and Procedures for Review of Related Party Transactions.” The Conflicts Committee reviewed the material transactions between Hines and its affiliates and the Company, which occurred during 2012. These transactions are described in “Certain Relationships and Related Transactions” below. The Conflicts Committee has determined that all our transactions and relationships with Hines and its affiliates during 2012 were fair and were approved in accordance with the policies referenced in “Certain Relationship and Related Transactions” below.

Compensation Committee

The Compensation Committee's primary purpose is to oversee our compensation programs, including our Employee and Director Incentive Share Plan. The committee reviews and approves or recommends to our board of directors the compensation and benefits for our independent directors. We do not pay our non-independent directors for their service as directors. In the event we hire employees, our Compensation Committee will review and approve the compensation for our executive officers, as well as any employment, severance and termination agreements or arrangements made with any executive officer. We have not retained any independent compensation consultant.

The Compensation Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, provided that the decision of such subcommittee shall be presented to the full Compensation Committee at its next meeting. During 2012, the Compensation Committee held two meetings. All of the members of this committee attended one meeting and three out of the four members attended the other meeting.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which is applicable to our directors and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions, whether acting in their capacities as our officers or in their capacities as officers of our Advisor or its general partner. The Code of Business Conduct and Ethics covers topics including conflicts of interest, confidentiality of information, full and fair disclosure, reporting of violations and compliance with laws and regulations. Our Code of Business Conduct and Ethics is available, free of charge, on the Corporate Governance section of our website, www.hinessecurities.com/hines-global-reit/corporate-governance/. You may also obtain a copy of this code by writing to: Hines Global Investor Relations, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118. Waivers from our Code of Business Conduct and Ethics are discouraged, but any waivers from the Code of Business Conduct and Ethics that relate to any executive officer or director must be approved by our Nominating and Corporate Governance Committee and will be posted on our website at www.hinessecurities.com/hines-global-reit/corporate-governance/ within four business days of any such waiver.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee consisted of Messrs. Farley, Mitchell, Moody and Shaper, our four independent directors. None of our executive officers served as a director or member of the compensation committee of an entity whose executive officers included a member of our board of directors or Compensation Committee.

Board Leadership Structure and Role in Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of our board of directors in recognition of the differences between the two roles. Ms. Schugart, as our Chief Executive Officer, is responsible for overall management of our business strategy and day-to-day operations, while Mr. Hines, as our Chairman, presides over meetings of our board of directors and provides guidance to Ms. Schugart regarding policies and procedures approved by our board of directors.

Four of the seven members of our board of directors are “independent” within the standards of the NYSE, and each of our committees is comprised entirely of our independent directors. Each committee is given significant responsibility to oversee our governance policies and procedures and remains actively involved in the oversight of risk management and assessment. Our board of directors receives periodic presentations from our executive officers regarding our compliance with our corporate governance practices. While our board of directors maintains oversight responsibility, management is responsible for our day-to-day risk management processes. Our board of directors believes this division of responsibility is the most effective approach for addressing the risks we face.

DIRECTOR COMPENSATION

Our Compensation Committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. Because of our unique attributes as an externally-managed REIT, service as an independent director on our board requires a substantial time commitment. The Compensation Committee balances these considerations with the principles that our independent director compensation program should be transparent and, in part, should align directors' interests with those of our stockholders.

The following table sets forth information regarding compensation of our directors during 2012.

2012 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
Jack L. Farley	$69,000	—	—	—	—	$69,000
Thomas L. Mitchell	$64,500	—	—	—	—	$64,500
John S. Moody	$64,500	—	—	—	—	$64,500
Peter Shaper	$64,500	—	—	—	—	$64,500
Jeffery C. Hines, Colin P. Shepherd, C. Hastings Johnson and Charles M. Baughn (1)	$—	—	—	—	—	$—

(1)
Messrs. Hines, Shepherd, Johnson and Baughn, who are employees of Hines, receive no additional compensation for serving as Hines Global directors. Mr. Johnson voluntarily terminated his service on our board of directors effective as of the date of our 2012 annual meeting of stockholders and was succeeded by Mr. Shepherd.

We paid our independent directors an annual fee of $40,000, and a fee of $2,000 for each meeting of the board (or any committee thereof) attended in person. If a committee meeting was held on the same day as a meeting of the board, each independent director received $1,000 for each committee meeting attended in person on such day subject to a maximum of $2,000 for all committee meetings attended in person. We also paid our independent directors a fee of $500 for each board or committee meeting attended via teleconference lasting one hour or less and $1,000 for board or committee meetings attended via teleconference lasting more than one hour.

We paid the following annual retainers to the Chairpersons of our board committees:

•	$7,500 to the Chairperson of the Conflicts Committee of the board;

•	$6,000 to the Chairperson of the Audit Committee of the board;

•	$3,000 to the Chairperson of the Compensation Committee of the board; and

•	$3,000 to the Chairperson of the Nominating and Corporate Governance Committee of the board.

Effective as of May 2013, our board of directors elected to increase the retainers payable to each of the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The retainer payable to the Chairperson of the Audit Committee was increased from $6,000 to $10,000 and the retainer payable to each of the Chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee was increased from $3,000 to $5,000.

All directors are reimbursed by us for reasonable out-of-pocket expenses incurred in connection with attendance at board or committee meetings.

EXECUTIVE OFFICERS

Listed below are our executive officers who served during 2012. The business address of each of our executive officers is:
c/o Hines Global, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118.

On February 25, 2013, the board of directors received notice of Charles N. Hazen's decision to retire from his role as President and Chief Executive Officer of the Company and the general partner of the Company's advisor, Hines Global REIT Advisors LP (the “Advisor”) in order to pursue personal interests. On the same date, the Board accepted Sherri W. Schugart's resignation as Chief Operating Officer of the Company, which position will be left unfilled, and appointed her as the Company's President and Chief Executive Officer. Ms. Schugart simultaneously resigned as the Chief Operating Officer of the general partner of the Advisor, which position will also be left unfilled, and was appointed as its President and Chief Executive Officer. In addition to the resignation from the positions described above, Mr. Hazen resigned as a director of the Dealer Manager, for which Ms. Schugart currently serves as a director. The resignations and appointments described above were effective on March 15, 2013. Mr. Hazen will remain an employee of the advisor to Hines REIT for one year following his retirement to participate in and advise on various matters within Hines.

Listed below are our executive officers who served during 2012, each of whom, with the exception of Mr. Hazen, has been elected to serve until our 2013 annual meeting of stockholders, or (if longer) until a qualified successor has been duly elected. The business address of each of our executive officers is: c/o Hines Global REIT, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118.

Name	Age	Title
Charles N. Hazen	52
Mr. Hazen joined Hines in 1989. Effective March 15, 2013, Mr. Hazen decided to retire from his role as our President and Chief Executive Officer and the general partner of the Advisor in order to pursue personal interests. Mr. Hazen served as our President and Chief Executive Officer until March 2013 and was responsible for overall management of our business strategy and operations. Mr. Hazen was the President of Hines REIT and President of the general partner of the advisor to Hines REIT since August 2003 until March 2013. He also served as Chief Operating Officer for Hines REIT and the general partner of the advisor of Hines REIT from August 2003 to April 2008 when he became Chief Executive Officer. He was also a Senior Vice President of the general partner of Hines from July 2000 until March 2013, the President and a member of the management board of the Core Fund and a director of our Dealer Manager from August 2003 until March 2013. During his tenure at Hines, he has participated in more than $10 billion of office, retail and industrial investments in the U.S. and abroad. Mr. Hazen graduated from the University of Kentucky with a B.S. in Finance and received his J.D. from the University of Kentucky.

Name	Age	Title
Sherri W. Schugart	47
Ms. Schugart joined Hines in 1995. Ms. Schugart serves as President and Chief Executive Officer for us and for the general partner of our Advisor and is responsible for the overall management of our business strategy and operations in the U.S. and internationally. Prior to her appointment to these positions in March 2013, Ms. Schugart served as the Chief Operating Officer of for us and the general partner of our Advisor beginning in November 2011. During that same period, she also served as the Chief Operating Officer of Hines REIT, the general partner of its advisor and the Core Fund. In these positions, Ms. Schugart was responsible for the execution of each entity's business plan and oversight of day-to-day business operations, including issues related to portfolio strategy, asset management and all other operational and financial matters. Ms. Schugart also served as the Chief Financial Officer for us and the general partner of the Advisor from its inception in December 2008 through October 2011. Ms. Schugart also served as the Chief Financial Officer of Hines REIT and the general partner of its advisor from August 2003 through October 2011 and as the Chief Financial Officer of the Core Fund from July 2004 through October 2011. She has also been a Senior Managing Director of the general partner of Hines since October 2007 and has served as a director of the Dealer Manager since August 2003. Prior to holding these positions, she was a Vice President in Hines' Capital Markets Group, raising equity and debt financing for various Hines investment vehicles in the U.S. and internationally. Ms. Schugart has been responsible for arranging and managing more than $10 billion in equity and debt for Hines' public and private investment funds. Prior to joining Hines, Ms. Schugart spent eight years with Arthur Andersen LLP, where she served both public and private clients in the real estate, construction, finance and banking industries. She holds a Bachelor of Business Administration degree in Accounting from Southwest Texas State University.

Name	Age	Title
Ryan T. Sims	41
Mr. Sims joined Hines in August 2003. Effective November 1, 2011, Mr. Sims was appointed to service in the position of Chief Financial Officer and Secretary for us and the general partner of our Advisor. Effective November 1, 2011, Mr. Sims was also appointed to the position of Chief Financial Officer and Secretary of Hines REIT, the general partner of its advisor and the Core Fund. Also since 2011, Mr. Sims, has served as the Chief Financial Officer and Secretary of HMS and of the general partner of the adviser to HMS and of the general partner of the adviser to HMS. In these positions, Mr. Sims will be responsible for the oversight of financial operations, equity and debt financing activities, investor relations, accounting, financial reporting, tax, legal, compliance and administrative functions in the U.S. and internationally. Prior to this time, Mr. Sims served as the Chief Accounting Officer for us and the general partner of our Advisor since their inception in December 2008. Mr. Sims also served as the Chief Accounting Officer for Hines REIT, the general partner of its advisor and the Core Fund since April 2008. In these roles, he was responsible for the oversight of the accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. He was also responsible for establishing the companies' accounting policies and ensuring compliance with those policies in the U.S. and internationally. He has also previously served as a Senior Controller for Hines REIT and the general partner of its advisor from August 2003 to April 2008 and the Core Fund from July 2004 to April 2008. Prior to joining Hines, Mr. Sims was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Baylor University and is a certified public accountant.

Edmund A. Donaldson	44
Mr. Donaldson joined Hines in 1994. Mr. Donaldson serves as Chief Investment Officer for us and the general partner of our Advisor. Mr. Donaldson has also been the Chief Investment Officer for Hines REIT and the general partner of the advisor to Hines REIT since April 2008. In these roles, he is responsible for management of the real estate acquisition program in the U.S. and internationally. He has also served as a Senior Managing Director of the general partner of Hines since October 2007 and the Senior Investment Officer and member of the management board of the Core Fund since August 2003. He has been responsible for the acquisition of over $10 billion in assets for various Hines affiliates. He also has been instrumental in the investment and management of the Hines 1997 U.S. Office Development Fund, L.P., the Hines 1999 U.S. Office Development Fund, L.P. and Hines Suburban Office Venture, L.L.C. He graduated from the University of California, San Diego with a B.A. in Quantitative Economics and Decision Sciences and received his M.B.A. from Rice University.

Name	Age	Title
Kevin L. McMeans	48
Mr. McMeans joined Hines in 1992. Mr. McMeans serves as Asset Management Officer for us and the general partner of our Advisor. Mr. McMeans has also been the Asset Management Officer of Hines REIT and the general partner of the advisor to Hines REIT since April 2008. He has also served as the Asset Management Officer of the Core Fund since January 2005. In these roles, he is responsible for overseeing the management of the various investment properties owned by each of the funds in the U.S. and internationally. He previously served as the Chief Financial Officer of Hines Corporate Properties, an investment venture established by Hines with a major U.S. pension fund, from 2001 through June 2004. In this role, Mr. McMeans was responsible for negotiating and closing debt financings, underwriting and evaluating new investments, negotiating and closing sale transactions and overseeing the administrative and financial reporting requirements of the venture and its investors. Before joining Hines, Mr. McMeans spent four and a half years at Deloitte & Touche LLP in the audit department. He graduated from Texas A&M University with a B.S. in Computer Science.

J. Shea Morgenroth	37
Mr. Morgenroth joined Hines in October 2003. Effective November 1, 2011, Mr. Morgenroth was appointed to serve in the position of Chief Accounting Officer and Treasurer for us and the general partner of our Advisor. Effective November 1, 2011, Mr. Morgenroth was also appointed to the position of Chief Accounting Officer and Treasurer of Hines REIT and the general partner of its advisor. In these roles, Mr. Morgenroth is responsible for the oversight of the treasury, accounting, financial reporting and SEC reporting functions, as well as the Sarbanes-Oxley compliance program in the U.S. and internationally. Prior to his appointment, Mr. Morgenroth served as a Senior Controller for us and the general partner of our Advisor since their inception in December 2008 and for Hines REIT and the general partner of its advisor since January 2008 and as a Controller for Hines REIT and its advisor from October 2003 to January 2008. In these roles, he was responsible for the management of the accounting, financial reporting and SEC reporting functions. Prior to joining Hines, Mr. Morgenroth was a manager in the audit practice of Arthur Andersen LLP and Deloitte & Touche LLP, serving clients primarily in the real estate industry. He holds a Bachelor of Business Administration degree in Accounting from Texas A&M University and is a certified public accountant.

EXECUTIVE COMPENSATION

We have no employees. Our day-to-day management functions are performed by our Advisor and its affiliates. All of our executive officers are employed by and receive compensation from our Advisor or its affiliates, for all of their services to the Hines organization, including their service as our executive officers. The compensation received by our executive officers is not paid or determined by us, but rather by our Advisor or affiliates of our Advisor based on all the services provided by these individuals to the Hines organization, including us. As a result, we do not have and our compensation committee has not considered, a compensation policy or program for our executive officers and have not included a “Compensation Discussion and Analysis,” or “Compensation Committee Report” in this proxy statement. See “Certain Relationships and Related Transactions” below for a discussion of fees and expenses payable to our Advisor and its affiliates.

STOCK OWNERSHIP BY DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN STOCKHOLDERS
 Ownership

The following table shows, as of April 1, 2013, the amount of our common stock beneficially owned (unless otherwise indicated) by (1) any person who is known by us to be the beneficial owner of more than 5% of our outstanding common shares, (2) our directors, (3) our executive officers, and (4) all of our directors and executive officers as a group. Except as otherwise indicated, all shares are owned directly, and the owner of such shares has the sole voting and investment power with respect thereto.

		Common Shares Beneficially Owned (2)
Name of Beneficial Owner (1)	Position	Number of Common Shares		Percentage of Class
Jeffrey C. Hines	Chairman of the Board of Directors	1,111.111		* (3)
Colin P. Shepherd	Director	—		—
Charles M. Baughn	Director	6,229.556		*
Jack L. Farley	Independent Director	—		—
Thomas L. Mitchell	Independent Director	—		—
John S. Moody	Independent Director	—		—
Peter Shaper	Independent Director	—		—
Charles N. Hazen	Former President and Chief Executive Officer	3,167.247		*
Sherri W. Schugart	President and Chief Executive Officer	2,222.222		*
Ryan T. Sims	Chief Financial Officer and Secretary	1,666.667		*
Edmund A. Donaldson	Chief Investment Officer	2,222.222		*
Kevin L. McMeans	Asset Management Officer	1,666.667		*
J. Shea Morgenroth	Chief Accounting Officer and Treasurer	1,666.667		—
Hines Global REIT Investor Limited Partnership		—		—
Hines Global REIT Associates		—	(4)	* (4)
All directors and executive officers as a group		19,952.359		*

*    Amount represents less than 1%

(1)	The address of each person listed is c/o Hines Global, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6618.

(2)
For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, pursuant to which a person is deemed to have “beneficial ownership” of shares of our stock that the person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares of the Company's stock held by each person or group of persons named in the table, any shares that such person or persons have the right to acquire within 60 days of April 1, 2013 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other persons.

(3)
Includes 1,111.111 common shares owned directly by Hines Global REIT Investor Limited Partnership. Mr. Hines is deemed to be the beneficial owner of the shares owned by Hines Global REIT Investor Limited Partnership. Mr. Hines may also be deemed to be the beneficial owner of interests held by Hines Global REIT Associates Limited Partnership.

(4)
Hines Global REIT Associates Limited Partnership owns: (i) 21,111.111 OP Units in the Operating Partnership and (ii) the Special OP Units. Limited partners in the Operating Partnership may request repurchase of their OP Units for cash or, at our option, common shares on a one-for-one basis, beginning one year after such OP Units were issued. The holder of the Special OP Units is entitled to distributions from the Operating Partnership under certain circumstances. In addition, under our Advisory Agreement, if we are not advised by an entity affiliated with Hines, Hines or its affiliates may cause the Operating Partnership to purchase some or all of the Special OP Units or any other OP Units then held by such entities for cash (or in certain cases, a promissory note) or our shares as determined by the seller.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16 forms that they file with the SEC. To our knowledge, there are no persons who beneficially own more than 10% of a registered class of our equity securities.

Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, we believe that in 2012 our directors and executive officers complied with all filing requirements under Section 16(a), except for Mr. Shepherd's Form 3 filed on October 9, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Advisor

We do not have employees. Subject to the supervision of our board of directors, our day-to-day operations are conducted by our Advisor in accordance with an Advisory Agreement (the “Advisory Agreement”) between our Advisor, us and the Operating Partnership, the entity through which we conduct our operations. The Advisor is an affiliate of Hines and is wholly-owned, indirectly, by, or for the benefit of, the Chairman of our board of directors, Jeffrey C. Hines and his father, Gerald D. Hines. All of our executive officers are employed by, and all of our executive officers actively participate in, the management of our Advisor and its affiliates. Jeffrey C. Hines serves as the Chairman of the Managers of the general partner of our Advisor and C. Hastings Johnson serves as a Manager of the general partner of our Advisor.

Our executive officers have control and primary responsibility for the management decisions of our Advisor, including the selection of investment properties to be recommended to our board of directors, the negotiations for these investments, and the property management and leasing of properties we acquire directly. Our Advisory Agreement was renewed as of September 30, 2012 and has a one year term that may be renewed for an unlimited number of successive periods (up to one year at a time) upon the mutual consent of the parties. Renewals of the agreement must be approved by the Conflicts Committee. The Advisory Agreement may be terminated:

•
immediately by us (i) in the event our Advisor commits fraud, criminal conduct, willful misconduct or negligent breach of fiduciary duty, (ii) upon the bankruptcy of our Advisor or its involvement in similar insolvency proceedings or (iii) in the event of a material breach of the Advisory Agreement by our Advisor that remains uncured after 10 days' written notice;

•	without cause or penalty by us or by our Advisor upon 60 days' written notice; or

•
immediately by our Advisor upon our bankruptcy or involvement in similar insolvency proceedings or any material breach of the Advisory Agreement by us that remains uncured after 10 days' written notice.

The Advisor and its affiliates receive compensation and are reimbursed for certain expenses in connection with services provided to us. These payments are summarized below. In the event the Advisory Agreement is terminated, our Advisor will be paid all earned, accrued and unpaid compensation and expense reimbursements within 30 days. Upon termination, we may also be obligated to purchase certain ownership interests owned by our Advisor or other affiliates of Hines under certain circumstances.

The following summarizes fees our Advisor earned under the Advisory Agreement during 2012:

•
Under the Advisory Agreement, we reimbursed our Advisor for all costs incurred by our Advisor or its affiliates in connection with our initial public offering up to a limit (when combined with commissions and the Dealer Manager fee paid in connection with the offering) of 15% of aggregate gross proceeds. Such costs consist of, among other costs, expenses of the Company's organization, actual legal, accounting, bona fide out-of-pocket itemized and detailed due diligence costs, printing, filing fees, transfer agent costs, postage, escrow fees, data processing fees, advertising and sales literature and other offering-related costs. We incurred approximately $5.7 million to our Advisor or its affiliates during 2012 as reimbursement for issuer costs it incurred as a result of our initial public offering.

•
Under the Advisory Agreement, we pay our Advisor an acquisition fee in connection with investments we make, equal to 2.25% of (i) the purchase price of real estate investments we acquire directly, including any debt attributable to such investments or the principal amounts of any loans originated directly by us, or (ii) when we invest indirectly through another entity, our pro rata share of the gross asset value of real estate investments held by the entity through which we invest. Under the Advisory Agreement, we also reimburse our Advisor for certain acquisition expenses incurred in connection with the purchase of real estate investments. The Advisor earned $16.1 million in acquisition fees during the year ended December 31, 2012, and we reimbursed our Advisor approximately $437,000 related to acquisition expenses incurred in 2012.

•
Under the Advisory Agreement, we pay our Advisor a monthly asset management fee equal to 0.125% of the net equity capital we have invested in real estate investments at the end of each month. In March 2012, our Advisor agreed to waive the asset management fee otherwise payable to it pursuant to the Advisory Agreement for each quarter in 2012 and 2013, to the extent that our modified funds from operations, or MFFO, as disclosed in each of our quarterly reports, for a particular quarter amounts to less than 100% of the aggregate distributions declared for such quarter. This fee waiver is not a deferral and accordingly, these fees will not be paid to our Advisor in cash at any time in the future. As a result of this fee waiver, the Advisor waived asset management fees payable to it during the year ended December 31, 2012 of $8.6 million. The Advisor earned $5.9 million in asset management fees during the year ended December 31, 2012.

•
Under the Advisory Agreement, we pay our Advisor a disposition fee equal to 1.0% of (i) the sales price of any real estate investments sold, held directly by us, or (ii) when we hold investments indirectly through another entity, our pro rata share of the sales price of the real estate investment sold by that entity. The Advisor did not earn any disposition fees during the year ended December 31, 2012.

•
Likewise, under the Advisory Agreement, we may reimburse our Advisor and its affiliates for certain expenses they incur in connection with administrative and operating services they provide to us. Under our Charter, we may not make reimbursements for administrative and operating expenses during any four consecutive fiscal quarters in excess of the greater of (i) 2.0% of our average invested assets or (ii) 25.0% of our net income. If our reimbursements to our Advisor for administrative and operating expenses exceed this limit, our Advisor will be required to send a written disclosure of such fact to stockholders and may be required to refund such excess. In 2012, these limits were not exceeded. In 2012, our Advisor incurred $2.9 million in expenses, such as general and administrative expenses, on our behalf. See "Hines - Property Management Agreements" below for additional information concerning expense reimbursements to Hines.

We also agreed to indemnify our Advisor against losses it incurs in connection with its performance of its obligations under the Advisory Agreement, subject to terms and conditions in the Advisory Agreement.

The holder of the Special OP Units in the Operating Partnership will be entitled to receive distributions from the Operating Partnership in an amount equal to 15% of distributions, including from sales of real estate investments, refinancings and other sources, but only after our stockholders have received (or are deemed to have received), in the aggregate, cumulative distributions equal to their invested capital plus an 8.0% cumulative, non-compounded annual pre-tax return on such invested capital. The Special OP Units may be converted into OP Units that, at the election of the holder, will be repurchased for cash (or, in the case of (iii) below, a promissory note) or our shares, following: (i) the listing of our common stock on a national securities exchange, or (ii) a merger, consolidation or sale of substantially all of our assets or any similar transaction or any transaction pursuant to which a majority of our board of directors then in office are replaced or removed or (iii) the occurrence of certain events that result in the termination or non-renewal of our Advisory Agreement.

The Dealer Manager

The Dealer Manager manages our public offering and serves as our dealer manager. The Dealer Manager is an affiliate of Hines and is wholly-owned, indirectly, by Jeffrey C. Hines and his father, Gerald D. Hines. We entered into a dealer manager agreement with the Dealer Manager, which commenced on August 5, 2009.

Under the dealer manager agreement, we pay the Dealer Manager a fee of up to 2.5% of the gross proceeds from our public offering, except for proceeds from our dividend reinvestment plan. Pursuant to the dealer manager agreement, the Dealer Manager, in its sole discretion, may re-allow up to 1.5% of the gross proceeds from our primary offering to broker-dealers participating in the offering as a marketing fee and may pay up to an additional 1.0% of the gross proceeds as reimbursements for distribution and marketing costs and expenses. We may also reimburse the Dealer Manager, which may in turn reimburse the broker-dealers participating in the offering, up to a maximum of 0.5% of the gross proceeds raised in the primary offering for bona fide out of pocket itemized and detailed due diligence expenses. Under the dealer manager agreement, we pay a sales commission of up to 7.5% of gross proceeds for sales of our shares to the public and no commission for sales of shares under our dividend reinvestment plan. The Dealer Manager, in its sole discretion, may re-allow up to 7.0% of gross proceeds as a selling commission to broker-dealers participating in our initial public offering.

During the year ended December 31, 2012:

•	The Dealer Manager earned approximately $14.0 million in dealer manager fees in connection with our public offering, a portion of which the Dealer Manager re-allowed to participating broker-dealers.

•	The Dealer Manager earned approximately $40.6 million in sales commissions in connection with our public offering, a portion of which the Dealer Manager re-allowed to participating broker-dealers.

Hines

Property Management Agreements

Hines or its affiliates manage some of the properties in which we invest. When we acquire properties directly, we expect that we will pay Hines property management fees, leasing fees, tenant construction fees and other fees customarily paid to a property manager. Hines is wholly-owned by Jeffrey C. Hines and his father, Gerald D. Hines.

During the year ended December 31, 2012, Hines earned the following approximate amounts pursuant to property management agreements under which Hines manages some of our properties:

•	approximately $3.0 million in property management fees;

•	approximately $228,000 in leasing fees;

•	approximately $119,000 in construction management fees;

•	approximately $107,000 in redevelopment construction management fees; and

•
approximately $4.6 million, for all costs Hines incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel located at the property as well as off-site personnel located in Hines' headquarters and regional offices, to the extent the same relate to or support the performance of Hines' duties under the agreements.

WaterWall Place

In December 2011, a wholly-owned subsidiary of the Operating Partnership entered into a Limited Partnership Agreement with an affiliate of Hines for the formation of Hines One Waterwall Holdings LP (the “WaterWall Place JV”), a Delaware limited liability company, for the purpose of developing a multi-family project in Houston, Texas. Hines serves as the initial general partner and as the development partner and the subsidiary of the Operating Partnership is the limited partner. Hines owns a 7% interest in the joint venture and we own the remaining 93% interest through our subsidiary. As compensation for providing development management services, Hines will be paid a development management fee equal to 3% of the development project costs. Hines earned approximately $107,000 in development management fees for the year ended

December 31, 2012. In addition, subject to certain return thresholds being achieved, the WaterWall Place JV agreement provides that Hines may receive certain incentive distributions in the event the multi-family project is liquidated. As the project is still in development, we do not anticipate that it will be liquidated during 2013. Accordingly, Hines did not receive any incentive distributions as of December 31, 2012 and we do not expect that Hines will receive any incentive distributions during 2013.

On December 15, 2011, the One Waterwall JV entered into a construction loan agreement with a maximum principal amount of $22.75 million with an affiliate of Hines related to the development of the multi-family project in Houston, Texas. As of December 31, 2012, $18.2 million was outstanding under this loan. Interest on the loan is charged monthly at a variable rate, based on Hines' then-current borrowing rate. The loan requires monthly payments of principal and interest to the extent that net cash flow of the One Waterwall JV exceeds amounts then due and payable. This line of credit has a maturity date that is the earlier of (i) the date on which 94% of the residential projects in the unit have been leased or (ii) December 14, 2014. As of December 31, 2012, the variable rate for the loan was 2.21%.

Ponce & Bird JV

In July 2012, a wholly-owned subsidiary of the Operating Partnership entered into a Limited Partnership Agreement with an affiliate of Hines for the formation of Hines Ponce & Bird Holdings LP (“Ponce & Bird JV”), a Delaware limited liability company, for the purpose of developing a multi-family project in Miami, Florida. Hines serves as the initial general partner and as the development partner and the subsidiary of the Operating Partnership is the initial limited partner. Hines owns a 17% interest in the joint venture and we own the remaining 83% interest through our subsidiary. Subject to certain return thresholds being achieved, the Ponce & Bird JV agreement provides that Hines may receive certain incentive distributions in the event the multi-family project is liquidated. As the project is still in development, we do not anticipate that it will be liquidated during 2013. Accordingly, Hines did not receive any incentive distributions as of December 31, 2012 and we do not expect that Hines will receive any incentive distributions during 2013.

In July 2012, Ponce & Bird JV entered into a construction loan agreement with a maximum principal amount of $20.1 million with an affiliate of Hines related to the development of a multi-family project in Miami, Florida. As of December 31, 2012, $10.4 million was outstanding under this loan. Interest on the loan is charged monthly at a variable rate, based on Hines' then-current borrowing rate. The loan requires monthly payments of principal and interest to the extent that net cash flow of the Ponce & Bird JV exceeds amounts then due and payable. The line of credit has a maturity date that is the earlier of (i) the date on which 95% of the residential projects in the unit have been leased or (ii) July 13, 2015. As of December 31, 2012, the variable rate for the loan was 2.21%.

@1377 (formerly referred to as the Ashford at Brookhaven Development)

In November 2011, a wholly-owned subsidiary of the Operating Partnership entered into a loan agreement with an affiliate of Hines to provide pre-construction financing for the development of a multi-family project in Atlanta, Georgia to be marketed as @1377. In June 2012, this loan was repaid. Subsequent to the initial loan being repaid, we provided a preferred equity investment in the project of $3.6 million, representing a 51.7% ownership in the project, for the year ended December 31, 2012. @1377 is financed with a $23.3 million secured loan made by Cadence Bank, N.A., which is solely guaranteed by our joint venture partner, and a $3.2 million mezzanine loan commitment plus accrued interest made by us, of which $3.3 million was outstanding as of December 31, 2012.

HCP II JV Agreement

In July 2011, we entered into a Master Agreement (the “HCP II JV Agreement”) with New York State Common Retirement Fund, or NYSCRF, and Hines, setting forth terms pursuant to which the parties intend to jointly invest in high-quality, build-to-suit and buy-to-suit real estate projects in the United States. The targeted projects include Class A office projects and, to a lesser extent, medical office projects, located in major cities and primarily occupied by single-tenant users.

The table below sets forth fees and distributions to be earned by Hines if we decide to invest in the HCP II JV Agreement:

•
Subject to certain return thresholds being achieved, the agreement contains procedures for making incentive distributions to Hines. Hines did not receive any incentive distributions as of December 31, 2012.

•
As compensation for providing development management services, Hines will be paid a development management fee equal to 4.6% of the total budgeted cost, excluding costs related to financing and real estate taxes, certain land costs, certain tenant improvement costs and proportionate amounts of the budgeted contingency for such costs. Hines did not earn any development management fees through December 31, 2012.

•
As compensation for providing leasing services, Hines will be paid a leasing fee equal to 1.5% of the gross rents payable under each new lease or renewal for the first 10 years of the lease term and 0.75% of the gross rents payable for the next five years of the lease term, to the extent the lease term exceeds 10 years. Half of the leasing fee will be paid upon lease signing and the remainder will be paid upon the commencement of payment of rent under the lease. Hines did not earn any leasing fees through December 31, 2012.

•
As compensation for providing property management services, Hines will be paid on a monthly basis a property management fee equal to the lesser of (i) the amount to be reimbursed by tenants for property management fees pursuant to their leases and (ii) the date as of which substantially all of NYSCRF's allocated capital ($450 million) has been committed. Hines did not earn any property management fees through December 31, 2012.

As of December 31, 2012, we have not made any investments under the HCP II Agreement and there can be no assurances that we will invest any amounts under the HCP II JV Agreement.

Ownership Interests

The Company

We are the sole general partner of the Operating Partnership and owned a 99.99% interest in the Operating Partnership at December 31, 2012. Hines Global REIT Associates Limited Partnership, an affiliate of Jeffrey C. Hines, owned a 0.01% interest in the Operating Partnership at December 31, 2012. An affiliate of Jeffrey C. Hines also owns 1,111.111 shares of our common stock.

Policies and Procedures for Review of Related Party Transactions

Potential conflicts of interest exist among us, Hines, our Advisor and other affiliates of Hines, in relation to our existing agreements and how we will operate. Currently, four of our seven directors are independent directors, and each of our independent directors serve on the Conflicts Committee of our board of directors. The Conflicts Committee reviews and approves all matters that our board of directors believes may involve conflicts of interest. Please see “Corporate Governance - Conflicts Committee” above.

To reduce the effect on us of potential conflicts of interest described above, the Advisory Agreement and our Charter include a number of restrictions relating to transactions we enter into with Hines and its affiliates. These restrictions include, among others, the following:

•
We will not accept goods or services from Hines or its affiliates unless a majority of our directors (including a majority of our independent directors) approves the transaction related thereto as fair and reasonable to us and on terms and conditions not less favorable than terms that would be available from unaffiliated third parties.

•
We will not purchase or lease a property in which Hines or its affiliates has an interest without a determination by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and at a price no greater than the cost to Hines or such affiliate for the property, unless:

•	there is substantial justification for any amount in excess of the cost to Hines;

•	our disinterested directors determine the excess to be reasonable; and

•	appropriate disclosure is made to the disinterested directors with respect to the transaction.

•
The fair market value of any asset we acquire from Hines or one of its affiliates will be determined by an independent expert selected by our independent directors. We generally will not acquire property from Hines or its affiliates at a price that exceeds the appraised value of the property. The only exception will be in the case of a development, redevelopment or refurbishment project that we agree to acquire prior to completion of the project, when the appraised value will be based upon the completed value of the project. We will not sell or lease a property to Hines or its affiliates or to our directors unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction determines the transaction to be fair and reasonable to us.

•
We will not enter into joint ventures with affiliates of Hines, such as acquiring interests in the Core Fund, unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approves the transaction as being fair and reasonable to us and determines that our investment is on terms substantially similar to the terms of third parties making comparable investments.

•
We will not make any loan to Hines, its affiliates or to our directors, except in the case of loans to our subsidiaries and mortgage loans for property appraised by an independent expert. Any such loans must be approved by a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable, and on terms no less favorable to us than loans between unaffiliated parties in the same circumstance.

•
Hines and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the greater of 2% of our average invested assets or 25% of our net income.

The Conflicts Committee also must review and approve any transaction between us and our affiliates, on the one hand, and any director (including any independent director) or the director's affiliates or related persons on the other hand. All related party transactions must be approved by a majority of the disinterested members of the board of directors.

PROPOSAL TWO:
RELATIONSHIP WITH INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte & Touche”) serve as our principal accounting firm. Deloitte & Touche audited our financial statements for the years ended December 31, 2012 and 2011. Deloitte & Touche reports directly to our Audit Committee.

Fees

Deloitte & Touche's aggregate fees billed to us for the fiscal years ended December 31, 2012 and 2011 are as follows:

Audit Fees:	$1,116,000 for 2012 and $980,174 for 2011
Audit-Related Fees:	$341,000 for 2012 and $233,576 for 2011 - These primarily relate to internal control attestation consultations, accounting consultations and other attestation services
Tax Fees:	$154,000 for 2012 and $35,725 2011
All Other Fees:	$38,000 for 2012 and $15,500 for 2011
Total Fees:	$1,649,000 for 2012 and $1,264,975 for 2011

Pre-approval Policies and Procedures

Our Audit Committee has adopted a pre-approval policy requiring the Audit Committee to pre-approve all audit and permissible non-audit services to be performed by Deloitte & Touche. In determining whether or not to pre-approve services, the Audit Committee will consider whether the service is a permissible service under the rules and regulations promulgated by the SEC, and, if permissible, the potential effect of such services on the independence of Deloitte & Touche. All services performed for us in 2012 were pre-approved or ratified by our Audit Committee.

AUDIT COMMITTEE REPORT

To the Directors of Hines Global REIT, Inc.:

We have reviewed Hines Global REIT, Inc.'s audited financial statements as of and for the year ended December 31, 2012 and discussed them with management and the Company's independent registered public accounting firm.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence, and have discussed with the auditors the auditors' independence. We have also considered whether the auditors' provision of non-audit services to Hines Global REIT, Inc. and its affiliates is compatible with the auditors' independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the financial statements referred to above be included in Hines Global REIT, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit Committee

Jack L. Farley, Chairman
Thomas L. Mitchell
John S. Moody
Peter Shaper

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Deloitte & Touche acted as our independent registered public accounting firm to audit our books and records for the year ended December 31, 2012, and the Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2013. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, by abstention, broker non-vote or by not submitting a proxy, have no impact on the vote.

Our board of directors unanimously recommends a vote FOR ratification of the appointment by our Audit Committee of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Although not required by law or our governance documents, we believe ratification of this appointment is good corporate practice because the audit of our books and records is a matter of importance to our stockholders. If our stockholders do not ratify the appointment, our Audit Committee will reconsider the appointment of Deloitte & Touche, but still may elect to retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in our best interest and the best interest of our stockholders.

Representatives of Deloitte & Touche are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from our stockholders.

PROPOSAL THREE:
CHARTER AMENDMENT TO PROVIDE FOR THE RETENTION OF RECORDS AND OBTAINING INSURANCE IN CONNECTION WITH OUR INVESTMENTS IN MORTGAGES

In connection with registering our follow on offering which commenced on February 4, 2013, we received comments from certain state regulators requiring us to submit to you certain amendments to our Charter so that it would be in compliance with the Statement of Policy Regarding Real Estate Investment Trusts issued by the North American Securities Administrators Association on May 7, 2007 (the “REIT Guidelines”). Accordingly, our board of directors is recommending and submitting for stockholder approval an amendment to the Charter relating to certain technical requirements in connection with any mortgage investments we might make. Specifically, Section 10.3 of the Charter, which contains the Company's investment limitations is proposed to be amended to provide for (i) the retention of mortgage loan appraisals in our records for at least five years, with such records to be made available for inspection and duplication by any of our stockholders, and (ii) obtaining a mortgagee's or owner's title insurance policy or commitment as to the priority of any mortgage or the condition of any title that we hold.

The full text of this amendment is attached hereto as Annex A and will be included in a Second Articles of Amendment and Restatement (the “Restated Charter”), if approved by the stockholders.

If the stockholders fail to approve this amendment, the Company will continue to operate as it has been operating and we do not believe that the failure to adopt this amendment will have any material adverse effect on the Company.

Our board of directors recommends the approval by our stockholders of the Charter amendment to provide for retention of certain records and obtaining insurance in connection with our investments in mortgages and unanimously recommends a vote FOR approval of the Charter amendment set forth in Proposal Three.

This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

PROPOSAL FOUR:
CHARTER AMENDMENT TO REMOVE THE LIMITATION RELATING TO ACCESS TO OUR STOCKHOLDER LIST IN CONNECTION WITH A MINI-TENDER OR TENDER OFFER

As noted above, in order to clear our follow on offering in certain states, we agreed to submit to you certain amendments to our Charter. Accordingly, our board of directors is recommending and submitting for stockholder approval an amendment to the Charter to remove the limitation relating to access to our stockholder list in connection with a mini-tender or tender offer. Pursuant to Section 8.8(a) of our Charter, a Company's stockholder may request a copy of the stockholder list in connection with matters relating to stockholder's voting rights and the exercise of stockholder rights under federal proxy laws. Section 8.8(b) of the Charter provides that the Company may refuse to produce a stockholder list if the actual reason for the request is to use the list for a commercial purpose, including a tender offer or “mini-tender” offer for the Company's shares. Section 8.8(b) of our Charter is proposed to be amended in the Restated Charter to remove language that permits us to define “commercial purpose” as including a mini-tender offer or a tender offer.

The full text of this amendment is attached hereto as Annex A.

If the stockholders fail to approve this amendment, the Company may be able to refuse to produce the stockholder list on the ground that a tender offer or mini-tender offer is a commercial purpose. There is no assurance, however, that if this issue were litigated, the courts would support the Company's position of not producing the stockholder list under these circumstances. The failure to approve this amendment is not expected to have any material adverse effect on the Company.

Our board of directors recommends the approval by our stockholders of the Charter amendment to remove the limitation relating to access to our stockholder list in connection with a mini-tender or tender offers and unanimously recommends a vote FOR approval of the Charter amendment set forth in Proposal Four.

This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

PROPOSAL FIVE:
CHARTER AMENDMENT TO ELIMINATE THE COMPANY'S ABILITY TO REDEEM SECURITIES HELD AND OBTAINED BY PERSONS WHO MAKE A NON-COMPLIANT TENDER OFFER

As noted above, in order to clear our follow on offering in certain states, we agreed to submit to you certain amendments to our Charter. Accordingly, our board of directors is recommending and submitting for stockholder approval an amendment to the Charter to eliminate the Company's ability to redeem securities held and obtained by Persons who make a non-compliant tender offer as described below. Section 8.10 of our Charter provides that if any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act. In addition, such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above, which we refer to as a non-compliant tender offer, Section 8.10 of the current Charter provides the Company with the right, in its sole discretion, to redeem such non-compliant Person's shares and any shares acquired in such tender offer at the lesser of (i) the price then being paid per share of common stock purchased in the Company's latest offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to the Company's reinvestment plan), (ii) the fair market value of the shares as determined by an independent valuation obtained by the Company or (iii) the lowest tender offer price offered in such non-compliant tender offer. Section 8.10 of our existing Charter is proposed to be amended in the Restated Charter to eliminate the Company's ability to redeem securities held and obtained by those who make a non-compliant tender offer as described above.

The full text of this amendment is attached hereto as Annex A.

This provision was included in our Charter because of concern that certain mini-tender offers do not provide stockholders with the disclosure and rights to which they would otherwise be entitled to if the mini-tender offer were subject to Regulation 14D of the federal securities laws. The redemption right which the Company has in the existing Charter was intended to discourage people from making non-compliant tender offers. However, if stockholders reject this amendment and the Charter continues to provide for this redemption right, there is still no assurance that if a tender offeror sued the Company to enjoin us from exercising this right, our right would be upheld by the court. The failure to approve this amendment is not expected to have any material adverse effect on the Company.

Our board of directors recommends the approval by our stockholders of the Charter amendment to eliminate the Company's ability to redeem securities held and obtained by Persons who make a non-compliant tender offer and unanimously recommends a vote FOR approval of the Charter amendment set forth in Proposal Five.

This proposal requires the affirmative vote of a majority of all votes entitled to be cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) will have the effect of votes against the amendment to the Charter.

OTHER MATTERS PRESENTED FOR ACTION AT THE 2013 ANNUAL MEETING

Our board of directors does not intend to present for action at the 2013 Annual Meeting any matter other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented for action at the meeting, it is the intention of persons named in the proxy to vote thereon in accordance with their judgment pursuant to the discretionary authority conferred by the proxy.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

Stockholder Proposals in the Proxy Statement. Rule 14a-8 under the Exchange Act addresses when a company must include a stockholder's proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule 14a-8, in order for a stockholder proposal to be considered for inclusion in the proxy statement and proxy card relating to our 2014 annual meeting of stockholders, the proposal must be received at our principal executive offices no later than February 24, 2014.

Stockholder Proposals and Nominations for Directors to Be Presented at Meetings. For any proposal that is not submitted for inclusion in our proxy material for the 2014 annual meeting of stockholders but is instead sought to be presented directly at that meeting, Rule 14a-4(c) under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits unless we receive timely notice of the proposal in accordance with the procedures set forth in our bylaws. Under our bylaws, for a stockholder proposal to be properly submitted for presentation at our 2014 annual meeting of stockholders, our Secretary must receive written notice of the proposal at our principal executive offices during the period beginning on February 24, 2014 and ending on March 26, 2014 and must contain information specified in our bylaws, including:

•	the name and address of the proposing stockholder (and any beneficial owner on whose behalf the proposal is being made) as they appear on our books;

•	the number of shares of each class of Company stock owned beneficially and of record by the proposing stockholder (and the beneficial owner, if any);

•	as to each director nominee,

•	the name, age, business address, and residence address of the nominee;

•	the number of shares of each class of Company stock beneficially owned by the nominee;

•
all other information relating to the nominee that is required under Regulation 14A under the Exchange Act to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved); and

•	as to any other business that the stockholder proposes to bring before the meeting,

•	a brief description of the business to be brought before the meeting;

•	the reasons for conducting such business at the meeting; and

•	any material interest in such business that the proposing stockholder (and the beneficial owner, if any) may have.

All nominations must also comply with our Charter. All proposals should be sent via registered, certified or express mail to our Secretary at our principal executive offices at: Hines Global, 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary (telephone: (888) 220-6121).

You may obtain a copy of our Charter and our bylaws, in which these procedures are set forth, upon written request to our Secretary at the address above.

By Order of the Board of Directors,

Ryan T. Sims
Chief Financial Officer and Secretary

Houston, Texas
April 29, 2013

ANNEX A
Additional language is underlined and deleted language is indicated by strikethrough.
PROPOSAL THREE
Section 10.3 Investment Limitations. Until such time as the Common Shares are Listed, the following investment limitations shall apply. In addition to other investment restrictions imposed by the Board of Directors from time to time, consistent with the Company's objective of qualifying as a REIT, the following shall apply to the Company's investments:
(c) The Company shall not make or invest in any Mortgage (excluding any investment in Mortgage programs or commercial mortgage-backed securities), unless an appraisal is obtained concerning the underlying Asset except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of Independent Directors so determine, and in all cases in which the transaction is with an Affiliated Person, such appraisal of the underlying property must be obtained from an Independent Expert. This appraisal shall be maintained in a REIT's records for at least five years and shall be available for inspection and duplication by any Stockholder. In addition to the appraisal, a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title must be obtained.
PROPOSAL FOUR
Section 8.8 Access to Stockholder List.
(b) If the Advisor or Directors neglect or refuse to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and/or the Directors shall be liable to any Stockholder requesting the list for the costs, including reasonable attorney's fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure such list of Stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose, ~~including a tender offer or “mini-tender” offer for the Company's Shares,~~ other than in the interest of the applicant as a Stockholder relative to the affairs of the Company. The Company may require the Stockholder requesting the Stockholder List to represent that the list is not requested for a commercial purpose unrelated to the Stockholder's interest in the Company. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to and shall not in any way limit other remedies available to Stockholders under federal law, or the laws of any state.
PROPOSAL FIVE
Section 8.10. Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares; provided, however, that such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Company at least ten business days prior to initiating any such tender offer. If any Person initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”), ~~the Company, in its sole discretion, shall have the right to redeem such non-compliant Person's Shares and any Shares acquired in such tender offer (collectively, the “Tendered Shares”) at the lesser of (i) the price then being paid per Share of Common Stock purchased in the Company's latest Offering at full purchase price (not discounted for commission reductions or for reductions in sale price permitted pursuant to the Reinvestment Plan), (ii) the fair market value of the Shares as determined by an independent valuation obtained by the Company or (iii) the lowest tender offer price offered in such Non-Compliant Tender Offer. The Company may purchase such Tendered Shares upon delivery of the purchase price to the Person initiating such Non-Compliant Tender Offer and, upon such delivery, the Company may instruct any transfer agent to transfer such purchased Shares to the Company. In addition, any Person who makes a Non-Compliant Tender Offer~~ such person shall be responsible for all expenses incurred by the Company in connection with the enforcement of the provisions of this Section 8.10, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer ~~and expenses incurred in connection with any purchase of Tendered Shares by the Company. The Company maintains the right to offset any such expenses against the dollar amount to be paid by the Company for the purchase of Tendered Shares pursuant to this Section 8.10~~. In addition to the remedies provided herein, the Company may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 8.10 shall be of no force or effect with respect to any Shares that are then Listed.

REVOCABLE PROXY
HINES GLOBAL REIT, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Stockholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-866-804-3323 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., September 20, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/hines prior to 3 a.m., September 20, 2013.

Please note that the last vote received from a stockholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here for address change. ☐

____

____

____

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

[X] **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
Item 1. Election of Directors.	☐	☐	☐

(01) JEFFREY C. HINES, (02) COLIN P. SHEPHERD,
(03) CHARLES M. BAUGHN, (04) JACK L. FARLEY,
(5) THOMAS L. MITCHELL, (06) JOHN S. MOODY, (07) PETER SHAPER

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

Sign exactly as your name appears hereon. (If shares are held by joint tenants, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in the full corporate name by duly authorized officer.) Votes must be indicated [X] in black or blue ink.

HINES GLOBAL REIT, INC. - ANNUAL GENERAL MEETING, SEPTEMBER 20, 2013

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1.	Call toll free 1-866-804-3323 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or

2.	Via the Internet at http://www.rtcoproxy.com/hines and follow the instructions.
or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY
HINES GLOBAL REIT, INC.
ANNUAL GENERAL MEETING OF STOCKHOLDERS SEPTEMBER 20, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, revoking any proxy heretofore given for the Meeting of the Stockholders described below, hereby appoints Jeffrey C. Hines and Charles M. Baughn, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Stockholders of Hines Global REIT, Inc., to be held on September 20, 2013, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present as follows:
The shares represented by this proxy will be voted as directed herein. IF THIS PROXY IS DULY EXECUTED AND RETURNED, AND NO VOTING DIRECTIONS ARE GIVEN HEREIN, SUCH SHARES WILL BE VOTED “FOR”
APPROVAL OF ITEMS 1, 2, 3, 4 AND 5. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR VOTE VIA
THE INTERNET OR BY TELEPHONE.

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